     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             CHAPMAN HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

               MARYLAND                                  6211                                 52-2069777
   (State or Other Jurisdiction of           (Primary Standard Industrial                   (IRS Employer
    Incorporation or Organization)           Classification Code Number)                 Identification No.)

                           --------------------------

                         WORLD TRADE CENTER - BALTIMORE
                             401 EAST PRATT STREET
                                   28TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
          (Address and Telephone Number of Principal Executive Office)

                         ------------------------------

                       NATHAN A. CHAPMAN, JR., PRESIDENT
                             CHAPMAN HOLDINGS, INC.
                         WORLD TRADE CENTER - BALTIMORE
                             401 EAST PRATT STREET
                                   28TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
           (Name, Address and Telephone Number of Agent for Service)

                         ------------------------------

                                    COPY TO:

                                        ELIZABETH R. HUGHES, ESQ.
                                     VENABLE, BAETJER AND HOWARD, LLP
                                  1800 MERCANTILE BANK & TRUST BUILDING
                                            TWO HOPKINS PLAZA
                                      BALTIMORE, MARYLAND 21201-2978
                                              (410) 244-7400

                           --------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS EFFECTIVE.

    If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THIS REGISTRATION STATEMENT RELATES TO THE REGISTRATION OF AN INDEFINITE NUMBER OF SHARES SOLELY FOR MARKET-MAKING TRANSACTIONS. PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT RELATES TO SHARES PREVIOUSLY REGISTERED ON FORM SB-2 (FILE NO. 333-43487).

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED: MARCH 20, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

    [LOGO]
                             CHAPMAN HOLDINGS, INC.

                                  COMMON STOCK
                                  ------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 6 AND "DILUTION."

    The Common Stock is quoted on the Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "CMAN."

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

    This Prospectus has been prepared for and is to be used by The Chapman Co. in connection with offers and sales of the shares of Common Stock related to market-making transactions, at prevailing prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. The Chapman Co. may act as a principal or agent in such transactions.

                                 --------------

                                THE CHAPMAN CO.

                  The date of this Prospectus is        , 1998

                            ------------------------

                              FURTHER INFORMATION

    The Company will furnish to its stockholders annual reports containing financial statements for each fiscal year audited by an independent accounting firm.

    DOMESTIC EMERGING MARKETS-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK AND DEM-TM- AND DEM INDEX-TM- ARE TRADEMARKS OF NATHAN A. CHAPMAN, JR.

                               PROSPECTUS SUMMARY

    EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE DISCUSSION APPEARING UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." ON DECEMBER 29, 1997, CHAPMAN HOLDINGS, INC., A NEWLY FORMED MARYLAND CORPORATION (THE "COMPANY"), EFFECTED A TAX-FREE HOLDING COMPANY REORGANIZATION PURSUANT TO WHICH THE CHAPMAN CO. BECAME A WHOLLY-OWNED DIRECT SUBSIDIARY OF THE COMPANY. ON FEBRUARY 26, 1998, IMMEDIATELY PRIOR TO THE CLOSING OF THE SALE OF 964,387 SHARES (THE "SHARES") OF THE COMPANY'S COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "COMMON STOCK") IN CONNECTION WITH THE COMPANY'S INITIAL PUBLIC OFFERING (THE "OFFERING"), THE COMPANY EFFECTED A TAX-FREE SPIN-OFF TRANSACTION PURSUANT TO WHICH TWO FORMER WHOLLY-OWNED SUBSIDIARIES OF THE CHAPMAN CO., CHAPMAN CAPITAL MANAGEMENT, INC. ("CCM") AND THE CHAPMAN INSURANCE AGENCY INCORPORATED ("CIA"), BECAME WHOLLY-OWNED SUBSIDIARIES OF SEPARATE HOLDING COMPANIES AND THE STOCK OF SUCH HOLDING COMPANIES WAS DISTRIBUTED TO THE THEN EXISTING STOCKHOLDERS OF THE COMPANY (THE "SPIN-OFF"). INVESTORS THAT PURCHASED SHARES IN THE OFFERING DID NOT RECEIVE STOCK IN EITHER HOLDING COMPANY. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY HEREIN AND THE INFORMATION SET FORTH IN THIS PROSPECTUS GIVE EFFECT TO THE SPIN-OFF. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY HEREIN REFER TO CHAPMAN HOLDINGS, INC. AND ITS WHOLLY-OWNED DIRECT SUBSIDIARY, THE CHAPMAN CO.

                                  THE COMPANY

    The Company is an African-American owned and controlled full service securities brokerage and investment banking firm. Through its wholly-owned subsidiary, The Chapman Co., the Company is registered as a broker-dealer with the Securities and Exchange Commission (the "Commission") and in 24 states and the District of Columbia and is a member firm of the National Association of Securities Dealers, Inc. (the "NASD"). The Company's primary sources of revenue are derived from brokerage services, corporate finance and government finance activities. These activities are supported by the Company's research capabilities.

    The Company provides sales and trading services to institutional and retail clients. Commissions are charged for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter market.

    The Company has been a member of over 200 underwriting syndicates for corporate issues, substantially all of which were equity offerings. The number of transactions in which the Company participated during the last three years declined primarily due to its limited capital position. The Company has been involved in government finance for over nine years. The Company has managed, primarily as co-manager, over 200 tax-exempt public finance transactions, including approximately 35 transactions in the past two years. The Company has also participated in the direct offering, as a selling group member, of debt of the Tennessee Valley Authority and in competitive syndicates for other government agencies.

    The Company has recently launched a new corporate finance strategic initiative called the Domestic Emerging Markets ("DEM") strategy which targets domestic companies controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans and women as candidates for the Company's investment banking services. The Company intends to market its investment banking services to companies meeting the DEM profile and to make markets in the stocks of selected DEM companies. The Company believes that its DEM strategy will permit it to develop a market niche for its corporate finance business.

    The Company is headquartered at The World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, MD 21202 and its telephone number is (410) 625-9656. The Company has sales offices in Alabama, Tennessee, Illinois, Texas and Pennsylvania.

                                  THE OFFERING

The Company closed the Offering on February 26, 1998.

Common Stock Sold in the
    Offering:                                                               964,387 Shares

Common Stock Outstanding
    Prior to the
      Offering:                                                           1,989,235 Shares

    After the Offering:                                                   2,953,622 Shares

Use of Proceeds:           The Company plans to use the net proceeds from the Offering to increase its net capital to participate in corporate and
                           government finance transactions, expand market-making and
                           research efforts, implement its DEM strategy, expand sales and marketing efforts (primarily for new products), hire sales personnel to staff additional sales offices and corporate finance staff to implement its DEM strategy and to provide general corporate working capital. While the Company does not have any current plans regarding mergers or acquisitions, the Company may use a portion of the net proceeds from this Offering for such purposes. See "Use of Proceeds."

Risk Factors:              Prospective investors in the Common Stock should carefully consider the information discussed under the heading "Risk
                           Factors."

                             SUMMARY FINANCIAL DATA

    The summary of financial information set forth below is derived from the Company's auditied financial statements for each of the years ended December 31, 1996 and 1997, which have been audited by Arthur Andersen LLP, independent public accountants. This information should be read in conjunction with such financial statements, including the notes thereto.

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                           1996          1997
                                                                                       ------------  ------------
STATEMENT OF OPERATIONS DATA:
    Total revenues...................................................................   $2,887,049    $2,991,801
    Income from continuing operations before income tax provision....................      516,338       490,528
    Net income from continuing operations............................................   $  350,338    $  285,528
                                                                                       ------------  ------------
                                                                                       ------------  ------------
    Basic earnings per share: from continuing operations.............................   $     0.17    $     0.14
                                                                                       ------------  ------------
                                                                                       ------------  ------------
    Weighted average shares outstanding..............................................    1,994,780     2,001,914
                                                                                       ------------  ------------
                                                                                       ------------  ------------
    Diluted earnings per share: from continuing operations...........................   $     0.16    $   --
                                                                                       ------------  ------------
                                                                                       ------------  ------------
    Weighted average shares outstanding..............................................    2,191,374        --
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                                                                   DECEMBER 31, 1997
                                                                       -----------------------------------------
                                                                                                    PRO FORMA
                                                                                                   AS ADJUSTED
                                                                         ACTUAL    PRO FORMA (1)       (2)
                                                                       ----------  -------------  --------------
BALANCE SHEET DATA:
    Cash, cash equivalents and marketable securities.................  $  420,764   $   420,764    $  7,295,803
    Total assets.....................................................   2,863,586     1,818,716       8,693,755
    Total long-term debt.............................................      --           --              --
    Total stockholders' equity.......................................   1,248,694     1,376,211       8,251,250

------------------------

(1) Pro forma adjustments give effect to the Spin-off.

(2) Pro forma as adjusted gives effect to the sale of 964,387 shares of common stock at an offering price of $8.00 per share less underwriting discounts, commissions, and offering expenses.

                                  RISK FACTORS

    THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF SHARES OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

GENERAL SECURITIES BUSINESS RISKS

    The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenue in periods of reduced demand for public offerings or reduced activity in the secondary markets and the risk of reduced spreads on the trading of securities.

MANAGEMENT OF GROWTH

    The Company has experienced and expects to continue to experience significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in personnel, financial and management systems and controls and facilities. The absence of continued revenue growth, or the Company's inability to manage such growth, could have a material adverse effect on the Company's operations. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. Any difficulty in the operation of existing systems, the implementation of new systems or the training of personnel could adversely affect the Company's ability to manage growth.

HIGHLY COMPETITIVE INDUSTRY

    The investment banking and brokerage industry is extremely competitive. The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital, experience and other resources than the Company. Competition also exists for experienced personnel including technical personnel and account executives. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services. See "Business--Competition."

UNPROVEN NATURE OF DOMESTIC EMERGING MARKETS STRATEGY

    The Company has recently launched the DEM strategic initiative which targets U.S. companies controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans and women as candidates for investment banking services. The Company will seek to expand its investment banking business through the implementation of its DEM strategy, by earning fees from the distribution of DEM products, such as investment companies with DEM-driven portfolios, from the provision of financial advisory and investment banking services to DEM companies and by making markets in the securities of DEM companies.

Although the Company has identified approximately 150 publicly traded companies with DEM characteristics, there can be no assurance that companies meeting the DEM profile will select the Company for investment banking or other services. The Company has had limited corporate finance experience in a management role; therefore its ability to provide DEM companies with investment banking services, such as management of underwriting syndicates, will require adding personnel with investment banking expertise and development of a track record in the management of underwriting syndicates. There can be no assurance that the Company will be able to attract, hire and retain such personnel. Furthermore, because a substantial number of companies meeting the DEM profile are expected to trade in the over-the-counter markets, the formation of underwriting syndicates for and the distribution of securities of such companies as well as making markets in the stocks of such companies may be more difficult than for companies having larger capitalizations and greater market liquidity. See "Business--Strategy."

PROPOSED EXPANSION

    The Company intends to apply a portion of the net proceeds of the Offering to increase its net capital to participate in corporate and government finance transactions. See "Use of Proceeds." There can be no assurance that the Company will continue to be invited to participate in such transactions or that the number of such transactions in which it is invited to participate will grow. The Company also intends to deploy a portion of the net proceeds in efforts to obtain government finance business in those states with the most tax-exempt bond offerings in which the Company does not already have an office. The addition of personnel to staff such offices (together with any corporate finance staff added to implement the DEM strategy) can be expected to significantly increase the Company's operating expenses. There can be no assurance that the Company will be able to increase its revenue in an amount sufficient to offset such increased expenses. See "Business Strategy."

DEPENDENCE ON KEY PERSONNEL; DUTIES TO OTHER COMPANIES

    For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of Nathan A. Chapman, Jr., President of the Company. The loss of the services of Mr. Chapman may have a material adverse effect on the business, operations, revenue and/or business prospects of the Company. The Company maintains key man life insurance on Mr. Chapman in the amount of $7 million. Mr. Chapman also serves as President and Chief Executive Officer of CCM, CIA and certain investment companies sponsored by CCM. Therefore, Mr. Chapman will not devote full time to the operation of the Company and will devote significant time to his duties to these other entities. The Company expects that Mr. Chapman will devote no less than 50% of his time to the operation of the Company. See "Certain Transactions."

CERTAIN TRANSACTIONS; RELATIONSHIPS WITH OTHER CHAPMAN ENTITIES; CONFLICTS OF
  INTEREST

    The Company acts as an underwriter for the securities of three active registered investment companies, DEM, Inc., a closed-end company, and DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each an open-end portfolio of The Chapman Funds, Inc. These related party transactions accounted for 14% and 16% of the Company's revenues in the years ended 1997 and 1996, respectively. Each of these investment companies was sponsored and is managed by CCM. CCM's majority owner, through a holding company, is Nathan A. Chapman, Jr., the Company's President. In addition, several of the Company's key executives, including Mr. Chapman, are also officers and/or directors of holding companies owning all of the outstanding equity securities of CCM and CIA. The common management and/or ownership among CCM, CIA, DEM, Inc., The Chapman Funds, Inc. and the Company may involve potential conflicts of interest with respect to the terms of business transactions, allocations of shared expenses for overhead (including compensation of shared employees, lease payments and other expenses) and the allocation of business opportunities between the Company and such other companies. See "Certain Transactions." Further, because the key executives of the Company are also senior executives of other companies, the

Company's management will not be able to devote all of its time to the business affairs of the Company. Management intends to have all business transactions and allocations of overhead between the Company and such other companies approved by a committee of the Board of Directors composed of independent, outside directors. Furthermore, the compensation of the Company's President will be approved by the Compensation Committee of the Board of Directors, all of the members of which are independent, outside directors. The Company currently has outstanding loans to certain affiliated parties. As of December 31, 1997, CCM owed the Company $771,889 as evidenced by in a 10-year note executed as of October 31, 1997 in the amount of $763,367 which accrues interest at 6.68% per annum. As of December 31, 1997, CCM has not made any payments on this note. As of December 31, 1997, CCM also owed the Company $28,782 pursuant to certain allocation arrangements pertaining to shared overhead and other expenses of the Company and CCM. As of December 31, 1997, the Company had outstanding advances to Mr. Chapman of $164,601, of which $116,011 represents outstanding principal and interest on a $106,923 demand note dated December 31, 1996 which bears interest at the prime rate, and $48,590 of which represents additional advances to Mr. Chapman since the date of such note. As of December 31, 1997, Mr. Chapman has made no payments to the Company with respect to the note or the additional advances. As of February 11, 1998, with the approval of the independent members of the Board of Directors, Mr. Chapman executed a three-year note in the amount of $176,250 which accrues interest at 5.54% per annum to replace the note executed December 31, 1996. The Company's advances to Mr. Chapman were used by Mr. Chapman for personal expenses. See "Certain Transactions."

EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

    The Company has 2,953,622 shares of Common Stock outstanding, of which 1,828,115 are beneficially owned by Nathan A. Chapman, Jr. With the exception of 196,595 shares of Common Stock owned by Mr. Chapman, all of the shares outstanding may be available for resale in the public market, under Rule 144 promulgated pursuant to the Securities Act. Mr. Chapman has agreed not to publicly sell any of the shares of Common Stock that he owns as of February 26, 1998 until June 28, 1999. Sales of a significant number of shares of Common Stock in the public market could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the valuations of the Company's principal investments, the level of institutional and retail brokerage transactions, variations in expenditures for personnel, litigation expenses and expenses of establishing new business units. The Company's revenue from an underwriting transaction is recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATORY RISKS

    The Company's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance requirements on the Company. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could have a material adverse effect on the Company. Although the Company has implemented procedures designed to achieve compliance with such laws, rules and regulations, there can be no assurance that such compliance procedures will prevent violations. Furthermore, amendments to existing statutes and regulations or the adoption of new statutes and regulations could require the Company to alter its methods of operation at costs which could be substantial. See "Business--Government Regulation," "--Net Capital Requirements" and "--Legal Proceedings."

NET CAPITAL REQUIREMENTS

    The Commission and the NASD have adopted stringent provisions with respect to net capital requirements applicable to the operation of securities firms. A significant operating loss or any charge against the net capital of the Company's brokerage subsidiary, The Chapman Co., could adversely affect its ability to operate, expand or, depending upon the magnitude of the loss or charge, maintain its present level of business. These rules could also restrict the ability of the Company to withdraw capital from The Chapman Co., even in circumstances where The Chapman Co. has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to implement its strategies. See "Business--Government Regulations."

CONTROL BY PRINCIPAL STOCKHOLDER

    Nathan A. Chapman, Jr. beneficially owns in the aggregate approximately 61.9% of the outstanding shares of Common Stock. Accordingly, Mr. Chapman will control the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. See "Management" and "Principal Stockholders."

NO PRIOR PUBLIC MARKET FOR AND POSSIBLE PRICE VOLATILITY OF THE SHARES;
  LIMITATIONS ON MARKET MAKING ACTIVITIES

    Prior to the Offering, there was no public trading market for the Common Stock and there is no assurance that an active public market for the Common Stock will develop or, if developed, will continue. In the absence of an active public trading market, an investor may be unable to liquidate his investment. The trading prices of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of material business events by the Company or its competitors and other events or factors. Moreover, pursuant to Commission and NASD regulations, a company engaging in market-making transactions in its own or an affiliate's securities must deliver a current market-making prospectus to purchasers. Therefore, the Company and its wholly-owned brokerage subsidiary, The Chapman Co., will not be able, in the absence of a current market-making prospectus, to engage in trading or market-making activities relating to the Common Stock. A "market-making" prospectus is a continuously updated prospectus that is part of an effective registration statement filed with the Commission and must be delivered to purchasers of securities from the issuer of such securities or a broker-dealer affiliate of such issuer in market-making transactions. The costs of maintaining a current prospectus and the prospectus delivery requirements can increase the costs of making a market in securities to both the issuer and the broker-dealer. The Company believes that there will be sufficient market makers to qualify for and maintain a SmallCap Market quotation; however, no firms are under any obligation to make a market in the Common Stock and any firm which commences market-making activities may cease such activities at any time. Further, other rules, including those relating to the use of "insider information," may prevent the Company's registered representatives from recommending the Common Stock to its customers. To the extent that the Company is unable to make a market in, or recommendations regarding, the Common Stock, the ability of investors to sell the Common Stock in the secondary market may be limited and the price of the Common Stock may be adversely affected.

RISKS OF LOW PRICED STOCKS

    The Company's Common Stock is quoted on the SmallCap Market. A summary of the current financial requirements for maintenance of such quotation on the SmallCap Market as currently in effect are set forth below:

ATTRIBUTE                                                                       MAINTENANCE
----------------------------------------------------------------------------  ----------------
Net Tangible Assets
  or                                                                          $2,000,000 or
Market Capitalization
  or                                                                          $35,000,000 or
Net Income (latest
  year or two of last three
  years)                                                                      $500,000
Public Float (Shares)                                                         500,000
Market Value of
  Public Float                                                                $1,000,000
Stockholders                                                                  300
Minimum Bid Price                                                             $1.00
Number of Market
  Makers                                                                      2

    The Company believes that it currently meets the current quotation maintenance requirements. However, there can be no assurance that a market will develop for the Common Stock, or that the Company will continue to meet the other requirements for quotation.

CREDIT RISKS

    The Company clears all transactions for its brokerage customers on a fully disclosed basis with its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. See "Business-- Clearing Agent and Customer Credit."

LEGAL PROCEEDINGS AND ARBITRATION RISKS

    Many aspects of the Company's business involve substantial risks of liability and regulatory enforcement by state and federal regulators. Additionally, in recent years, there has been increased litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty are regularly made against broker-dealers. Customer claims may be made in arbitration proceedings, which claims could result in awards of compensatory and/or punitive damages against the Company. The Company has been, and is currently, a party to such proceedings, none of which management believes will result in any material liability. See "Business--Legal Proceedings."

CURRENT AND POTENTIAL REFORMS IN THE NASDAQ STOCK MARKET

    The Nasdaq Stock Market has come under intense scrutiny in the media and Congress during the past few years and has been the subject of Commission investigations into its operations. Concerns have been raised with respect to the size of the spreads between the price paid by investors purchasing Nasdaq-quoted securities and the dealers who process the transactions. Concerns also have been raised with respect to whether Nasdaq's listing requirements are sufficiently stringent and whether the NASD, the trade organization controlling the Nasdaq market, carefully polices Nasdaq-quoted companies. In response, the NASD has begun to boost its internal compliance and monitoring programs, including establishing a separate regulatory unit, National Association of Securities Dealers Regulation, Inc. ("NASDR"). More specifically, NASDR has taken numerous steps to better monitor trading activities among dealers and to scrutinize companies' compliance with applicable standards for quotation, and has heightened its overall monitoring of small capitalization companies.

    The effects of current and proposed Nasdaq reform on the operations of brokerage firms, especially those specializing in the securities of small capitalization companies, such as the Company, cannot be fully anticipated. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Additionally, the implementation of stricter standards for initial and continued inclusion of companies on Nasdaq could adversely affect the prospects of small capitalization companies, the stock performance of such companies, and the liquidity of investors' investments in such companies. Increased compliance costs or the inability to attain or maintain the quotation of underwriting clients on the Nasdaq system, or a combination thereof, could adversely affect the financial performance of the Company.

NO DIVIDENDS

    To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, for the foreseeable future for the Company's continued growth. Moreover, the Company's ability to pay dividends in the future may be restricted by the obligations of its wholly-owned broker-dealer subsidiary, The Chapman Co., to comply with the net capital rules applicable to broker-dealers. See "Dividend Policy" and "Business--Government Regulation, Net Capital Requirements."

DISCRETIONARY USE OF PROCEEDS

    The Company has broad discretion as to the application of the Offering proceeds. The Company plans to use approximately 14.6% of the net proceeds in connection with such general corporate purposes as working capital. The Company may also use a portion of the offering proceeds to effectuate suitable business combinations, including mergers, consolidations and/or corporate acquisitions. Such transactions may be consummated notwithstanding the stockholders' inability to conduct a financial review of any potential target or the lack of a stockholder vote approving the potential business combination. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Shares, after deducting underwriting discounts, commissions and estimated offering expenses, are approximately $6,875,039.

                                                                                               PROCEEDS      PERCENT
                                                                                             ------------  -----------
Expand net capital to participate in corporate & government finance transactions...........  $  2,875,039        41.8%
Expand market-making and research capabilities.............................................       600,000         8.7
Implement DEM strategy.....................................................................       600,000         8.7
Expand sales and marketing efforts.........................................................     1,200,000        17.5
Hire sales personnel to staff additional sales office and corporate finance staff to
  implement DEM strategy...................................................................       600,000         8.7
Working capital and general corporate purposes.............................................     1,000,000        14.6
                                                                                             ------------       -----
Totals.....................................................................................  $  6,875,039       100.0%
                                                                                             ------------       -----
                                                                                             ------------       -----

    While the Company does not have any current plans regarding mergers and acquisitions, the Company may use a portion of the net proceeds from the Offering for such purposes.

    The proposed allocation of net proceeds of the Offering represents the Company's best estimates based upon current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenue and expenditures. If any of these factors changes, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have an adverse effect on the Company, including possibly requiring the Company to curtail its operations. Since a portion of the net proceeds will be applied to general corporate purposes and working capital, the Company will have broad discretion as to the application of such net proceeds.

    Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments. None of the net proceeds of the Offering are specifically designated for payments to officers, directors, or other affiliates of the Company.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the sale of 964,387 shares of Common Stock at an offering price of $8.00 per share and the receipt of the estimated net proceeds therefrom:.

                                                                                                       PRO FORMA
                                                                            ACTUAL     PRO FORMA(1)   AS ADJUSTED
                                                                         ------------  -------------  ------------
Long-term debt.........................................................  $    --        $   --        $    --
                                                                         ------------  -------------  ------------
Common Stock--$.0001 par value; 20,000,000 shares authorized,
  1,989,235, 1,989,235 and 2,953,622 shares issued and outstanding,
  respectively.........................................................         1,989         1,989          2,953
Additional Paid-in Capital.............................................     1,091,461     1,091,461      7,965,536
Retained Earnings......................................................       155,244       282,761        282,761
                                                                         ------------  -------------  ------------
Total Stockholders' Equity.............................................     1,248,694     1,376,211      8,251,250
                                                                         ------------  -------------  ------------
Total Capitalization...................................................  $  1,248,694   $ 1,376,211   $  8,251,250
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

------------------------

(1) Pro forma adjustments give effect to Spin-off.

                                DIVIDEND POLICY

    The Company has never declared or paid cash or other dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its financial condition, and other relevant factors. The Company intends to retain any earnings in the foreseeable future for the Company's continued growth. The Company's ability to pay dividends in the future also may be restricted by regulatory limitations on the ability of its wholly-owned subsidiary to pay dividends due to its obligation to comply with the net capital requirements imposed on broker-dealers under both Commission and NASD rules. See "Business--Net Capital Requirements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the Summary Financial Data included elsewhere in this Prospectus.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

    The Company's primary sources of revenue are commissions earned from brokerage services and fees earned from corporate finance and government finance activities. The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, movement of interest rates, security valuations in the marketplace, competitive conditions, transaction volume and market liquidity. Consequently, brokerage commission revenue and investment banking fees can be volatile. While the Company seeks to maintain cost controls, a significant portion of the Company's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations can occur in the Company's revenue and net income from period to period. Unless otherwise indicated, in this section, references to years are to fiscal years.

RESULTS OF OPERATIONS

    The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenue.

                                                                            YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------------------
                                                                       1996                          1997
                                                           -----------------------------  ---------------------------
                                                                          PERCENTAGE OF                 PERCENTAGE OF
                                                             AMOUNTS      TOTAL REVENUE     AMOUNTS     TOTAL REVENUE
                                                           ------------  ---------------  ------------  -------------
REVENUE:
Commissions..............................................  $  2,553,098          88.4%    $  2,612,251         87.3%
Underwriting and management fees.........................       296,757          10.3%         324,826         10.9%
Interest and dividends...................................        37,194           1.3%          54,724          1.8%
                                                           ------------         -----     ------------       ------

  Total revenue..........................................     2,887,049         100.0%       2,991,801        100.0%
                                                           ------------         -----     ------------       ------

EXPENSE:
Compensation and benefits................................     1,050,193          36.4%       1,120,753         37.4%
Brokerage and clearing fees..............................       238,027           8.2%         286,505          9.6%
Communications...........................................       164,303           5.7%         154,364          5.2%
Occupancy and equipment..................................       422,598          14.6%         355,542         11.9%
Travel and business development..........................       177,793           6.2%         210,881          7.0%
Professional fees........................................       154,993           5.4%         103,431          3.5%
Other operating expense..................................       162,804           5.6%         269,797          9.0%
                                                           ------------         -----     ------------       ------

  Total expense..........................................     2,370,711          82.1%       2,501,273         83.6%
                                                           ------------         -----     ------------       ------

Income from continuing operations........................       516,338          17.9%         490,528         16.4%
Income tax provision.....................................       166,000           5.7%         205,000          6.9%
                                                           ------------         -----     ------------       ------

Income from continuing operations........................       350,338          12.1%         285,528          9.5%
Income from discontinued operations......................        54,643           1.8%          51,459          1.7%
                                                           ------------         -----     ------------       ------

Net income...............................................  $    404,981          14.0%    $    336,987         11.2%
                                                           ------------         -----     ------------       ------
                                                           ------------         -----     ------------       ------

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996.

    Total revenue for 1997 increased by $104,752, or 3.6%, to $2,991,801 for 1997 from $2,887,049 for 1996. Revenue increased in each of the Company's three major business areas during 1997.

    Commission revenue increased by $59,153, or 2.3%, to $2,612,251 for 1997 from $2,553,098 for 1996. The increase was primarily due to an increase in sales volume from the Company's existing clients and an increase in the number of clients resulting from the Company's business development activity. The Company's institutional business increased by $128,902, or 12.3%, to $1,175,940 in 1997 from $1,047,038 in 1996.

    Underwriting and management fees increased by $28,069, or 9.5%, to $324,826 for 1997 from $296,757 for 1996. The increase was primarily due to an increase in financial advisory fees from municipalities. The number of municipal finance underwriting syndicates in which the Company participated as a co-manager increased during 1997; however, the Company's municipal finance revenue per transaction was adversely affected by an industry-wide decrease in the amount of management fees paid to co-managers in municipal finance underwriting syndicates.

    Total expense for 1997 increased by $130,562, or 5.5%, to $2,501,273 for 1997 from $2,370,711 for 1996. Total expenses increased to 83.6% of total revenue for 1997 as compared to 82.1% of total revenue for 1996.

    Compensation and benefits increased by $70,560, or 6.7%, to $1,120,753 for 1997 from $1,050,193 for 1996. As a percentage of total revenue, these expenses increased to 37.5% in 1997 from 36.4% in 1996. Compensation expense includes sales commissions paid to brokers on the sale of securities and varies in relation to changes in commission revenue. The increase in compensation and benefits is primarily attributable to the increase of commissions paid to brokers.

    Brokerage and clearing fees increased by $48,478, or 20.4%, to $286,505 for 1997 from $238,027 for 1996. This increase is attributable to the increase in both sales volume to existing clients and in the number of clients.

    Communication expense decreased by $9,939, or 6.1%, to $154,364 for 1997 from $164,303 for 1996. This decrease was primarily attributable to a change in telephone service providers.

    Occupancy and equipment expense decreased by $67,056, or 15.9%, to $355,542 for 1997 from $422,598 for 1996 due to a reduction of rental overhead allocated to the Company.

    Travel and business development expense increased by $33,088, or 18.6%, to $210,881 for 1997 from $177,793 for 1996 due to increased travel and promotional activities.

    Professional fees decreased by $51,562, or 33.3%, to $103,431 for 1997 from $154,993 for 1996. The Company incurred professional fees in connection with a proposed financing in each period.

    Other operating expense increased by $106,993, or 65.7%, to $269,797 for 1997 from $162,804 for 1996. This increase was attributable to increased advertising, supplies and conference expenses to support the Company's sales programs.

    Income taxes from continuing operations increased by $39,000, or 23.5%, to $205,000 in 1997 from $166,000 for 1996. This increase was due to a lower effective tax rate during the prior comparable period because of the elimination of the valuation reserve related to the full utilization of the net operating loss carryforward.

    Income from continuing operations decreased by $64,810, or 18.5%, to $285,528 for 1997 from $350,338 for 1996.

    Income from discontinued operations decreased by $3,184, or 5.8%, to $51,459 for 1997 from $54,643 for 1996.

    Net income decreased by $67,994, or 16.8%, to $336,987 for 1997 from $404,981 for 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's assets are reasonably liquid with a substantial majority consisting of cash and cash equivalents, investment securities, and receivables from other broker-dealers and the Company's clearing agent, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers and the Company's clearing agent turnover rapidly. Both the Company's total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. The Company's total assets as of December 31, 1997 was $2,863,586.

    As a broker-dealer, the Company is subject to the net capital rules of the NASD. As such, the Company is subject to certain restrictions on the use of capital and its related liquidity. The Company's net capital position as of December 31, 1997 was $269,509, which was $169,509 in excess of the Company's minimum net capital requirement.

    The Company's cash and cash equivalents was $211,342 as of December 31, 1997. The decrease in cash and cash equivalents was primarily due to the use of $217,500 to repurchase common stock of The Chapman Co. during 1997.

    Historically, the Company has financed its operations through the private placement of equity securities and cash flow from operations. The Company has not employed any significant leverage or debt. The Company intends to use debt prudently in the future and may seek to arrange for lines of credit.

    On February 26, 1998, the Company consummated an initial public offering, the Offering, of its Common Stock pursuant to which the Company received net proceeds of approximately 6,875,000. The net proceeds from the Offering are invested in U.S. government securities, short term certificates of deposit, money market funds and other short-term interest-bearing investments.

    The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business. These reviews take into account business needs as well as the Company's regulatory capital requirements. The Company believes that its capital structure is adequate for current operations.

EFFECTS OF INFLATION

    Market prices of securities are generally influenced by changes in inflation. Moreover, the rate of inflation affects the Company's expenses, such as employee compensation, occupancy expenses and communications costs, which may not be readily recoverable in the prices of services offered to the Company's customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.

                                    BUSINESS

GENERAL

    The Company is an African-American owned and controlled full service securities brokerage and investment banking firm. Through its wholly-owned subsidiary, The Chapman Co., the Company is registered as a broker-dealer with the Commission and in 24 states and the District of Columbia, and is a member firm of the NASD. The Company is headquartered in Baltimore, Maryland and has sales offices in Birmingham, Alabama; Memphis, Tennessee; Chicago, Illinois; Dallas, Texas; and Philadelphia, Pennsylvania. The Company's principal executive offices are located at The World Trade Center-- Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, MD 21202 and its telephone number is (410) 625-9656. The Company was incorporated in the State of Maryland on December 12, 1997. Its wholly-owned subsidiary, The Chapman Co., was incorporated in Maryland in 1986.

    The Company's primary sources of revenue are derived from brokerage services, corporate finance, and government finance activities. These activities are supported by the Company's research capabilities.

    The table below shows the types of revenue as a percentage of total revenue and sources of revenue as a percentage of total revenue during 1995, 1996 and the ten months ended October 31, 1997.

                                                                                                    YEAR ENDED DECEMBER 31
                                                                                                   ------------------------
                                                                                                      1996         1997
                                                                                                      -----        -----
TYPE OF REVENUE
Commissions......................................................................................          89%          87%
Underwriting and management fees.................................................................          10           11
Interest and dividends...........................................................................           1            2
                                                                                                          ---          ---
  Total revenue..................................................................................         100%         100%
                                                                                                          ---          ---
                                                                                                          ---          ---

SOURCE OF REVENUE
Brokerage business...............................................................................          30%          40%
Secondary market trading.........................................................................          43           29
Corporate finance................................................................................          19           16
Government finance...............................................................................           7           13
Interest and dividends...........................................................................           1            2
                                                                                                          ---          ---
  Total revenue..................................................................................         100%         100%
                                                                                                          ---          ---
                                                                                                          ---          ---

BROKERAGE SERVICES

    The Company provides brokerage services to institutional and retail clients. Commissions are charged to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. The Company's primary source of revenue for its brokerage business has historically been commissions generated from institutional brokerage. The Company's institutional clients include investment managers, corporate retirement plans and municipal retirement plan sponsors. The Company maintains floor broker relationships on the New York, American and Chicago Stock Exchanges and executes buy and sell orders in the over-the-counter markets. Approximately 40% and 30% of the Company's revenue during 1997 and 1996, respectively, has been derived from its brokerage business.

    The Company also participates in fixed income secondary market trading in government securities primarily for fixed income investment managers, municipal treasurers and other investment professionals. This business is done on a competitive basis where the Company acts as a broker. Approximately 29% and 43% of the Company's revenue during 1997 and 1996, respectively, was derived from secondary market trading.

    As of December 31, 1997, the Company employed six brokers.

    The Company is approved to make markets in the securities of five companies. To date, the Company's ability to engage in any significant over-the-counter market-making activities has been limited by its capital position.

CORPORATE FINANCE

    To date, the Company's corporate finance activities have been limited primarily to participation in syndicates. The Company has been a member of over 200 underwriting syndicates for corporate issues, substantially all of which were equity offerings. In the last three years, the number of transactions in which the Company participated declined primarily due to the limitations imposed by applicable net capital rules. See "Government Regulation--Net Capital Rule." During 1997 and 1996, approximately 16% and 19%, respectively, of the Company's revenue was derived from corporate finance transactions. In each of these periods, over half of the Company's revenue from corporate finance transactions was derived from the sale of the stock of DEM, Inc. for which the Company was the sole underwriter. DEM, Inc. is a publicly-traded closed-end company managed by CCM, a former subsidiary of the Company.

GOVERNMENT FINANCE

    The Company participates in the tax-exempt public finance market and has managed, primarily as co-manager, over 200 transactions in 17 states and the District of Columbia, including approximately 35 transactions in the past two years. Over half of the total dollar amount of these transactions has been with jurisdictions located in Maryland, Illinois, Texas and Pennsylvania.

    During 1997 and 1996, approximately 13% and 7%, respectively, of the Company's revenue was derived from management fees, financial advisory fees and selling concessions in public finance transactions. The Company currently employs two investment bankers whose primary responsibility is the development of the Company's public finance business.

    In 1996, the Company participated as a selling group member in one direct offering of debt of the Tennessee Valley Authority. The Company has also participated in syndicates of other government agencies.

STRATEGY

    With the net proceeds of the Offering, the Company intends to both implement its DEM strategy and to expand its existing business activities.

    DOMESTIC EMERGING MARKETS

    To compete effectively in the investment banking and brokerage market, the Company intends to implement its Domestic Emerging Markets, or DEM, strategy pursuant to which the Company will market financial services, primarily investment banking services to domestic companies that are owned or controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans or women. As part of the DEM strategy, the Company will seek to make markets in the stocks of selected DEM companies. The Company believes that the DEM market is underserved and its DEM strategy will permit the Company to develop a market niche for its corporate finance business.

    The Company has identified in excess of 150 DEM companies and intends to establish relationships with such companies that are seeking to raise additional equity or debt financing. Management currently anticipates that the typical client will be a small capitalization company traded in the over-the-counter market or a privately held company undertaking an initial public offering. While the size of any particular offering may vary, the Company anticipates that most such transactions would range from $2 million to $15 million. The Company will seek to manage or co-manage a substantial portion of these underwritings in which it participates.

    The Company's ability to implement its DEM strategy in the context of corporate underwritings will be dependent upon its ability to identify potential clients fitting the DEM company profile and convincing such potential clients that the Company is the right investment banking firm for their needs. There can be no assurance that the Company will be successful in this regard. The Company has not conducted any independent research to test the marketability of the DEM strategy, nor has the Company engaged in any significant marketing of the strategy. Therefore, while the Company believes the concept to be viable, the level of market acceptance is largely unknown. The Company intends to devote a substantial amount of its resources and the proceeds of the Offering to the execution of the DEM strategy. See "Risk Factors" and "Use of Proceeds."

    EXPANSION OF EXISTING BUSINESS

    The Company believes its brokerage, corporate finance and government finance business has been limited by its capital position. With the increased capital from the net proceeds of the Offering, the Company intends to expand its existing business as follows:

    The Company intends to expand its research capabilities, focusing primarily on DEM companies, hire additional brokers and market specialized products to retail and institutional clients.

    In addition to the DEM corporate finance strategy discussed above, the Company intends to aggressively seek larger allocations in corporate underwriting syndicates managed by other investment banking firms.

    The Company intends to seek larger positions in state and local public finance transactions. As a result of its ability to undertake larger participations, the Company believes it will be better positioned to seek manager roles in these transactions, entitling the Company to receive management fees in addition to selling concessions. The Company intends to expand its participation in the state and local public finance market by establishing a presence in states with major issuers of negotiated tax-exempt bonds and by seeking more assignments as manager of such transactions. The Company has identified California, New York, Texas, Illinois, Pennsylvania, Michigan, Ohio and Florida as representing over 45% of the dollar amount of aggregate tax-exempt bonds issued in the U.S. in 1997. The Company currently has offices in Texas, Illinois and Pennsylvania and may seek to establish offices in California, Florida, New York, Michigan and Ohio.

    The Company intends to use its increased capital to expand its participation in federal agency debt transactions as a member of selling groups in direct offerings and syndicates, as well as aggressively seeking management roles in these offerings.

RESEARCH

    The Company currently employs three research analysts and provides research primarily on selected DEM companies. The Company intends to substantially increase the number of DEM companies covered by its research.

    The Company has created the DEM Index which tracks the results of certain of those companies meeting the DEM profile. The Company believes that inclusion of a DEM company in the DEM Index offers certain advantages such as facilitating identification by fund managers and other institutions seeking to invest in minority or women controlled businesses. The Company will seek to earn fees from subscriptions to the DEM Index and the sale of limited information regarding the companies included in the DEM Index.

CLEARING AGENT AND CUSTOMER CREDIT

    The Company currently utilizes the services of RPR Clearing Services, Inc. as its clearing agent on a fully disclosed basis (the "Clearing Agent"). The Clearing Agent processes all securities transactions and maintains the accounts of customers. Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000, of which coverage for cash balances is limited to $100,000.

    The services of the Clearing Agent include billing, credit control, receipt and custody and delivery of securities. The Clearing Agent provides the operational support necessary to process, record and maintain securities transactions for the Company's brokerage and distribution activities. The total cost of the Clearing Agent's services to the Company is less than the cost the Company would incur to provide these services itself.

    The Clearing Agent lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of the Company's clearing agreement, the Company indemnifies the Clearing Agent for any loss on these credit arrangements. As of December 31, 1997, the Company had approximately $1.66 million of margin credit outstanding to its customers through its Clearing Agent. There have been no defaults on margin loans in the last two years. The net interest income to the Company from margin activities for the years ending December 31, 1996 and 1997 was not material.

GOVERNMENT REGULATION

    The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Commission and various state agencies and self-regulatory organizations, such as the NASD. The Company is registered as a broker-dealer with the Commission and is a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the Commission as the Company's primary regulator. The NASD adopts rules (which are subject to approval by the Commission) that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is registered as a broker-dealer in 24 states and the District of Columbia.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

    The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

    The Company's mutual fund distribution business is subject to extensive regulation as to its duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of the NASD. As discussed above, the Company is an NASD member. The NASD has prescribed rules (Rule 2830 of the NASD Conduct Rules) with respect to maximum commissions, charges and fees related to investment in any open-end investment company registered under the 1940 Act.

    NET CAPITAL REQUIREMENTS

    As a registered broker-dealer and a member firm of the NASD, the Company is subject to the net capital rule of the Commission. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. The Company has elected to compute its net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio. At December 31, 1997, the Company had net capital and a net capital requirement of $269,509 and $100,000, respectively. The Company's net capital ratio was 0.88-to-1.

    Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The Company entered into a consent agreement with the NASD regarding alleged violations of the net capital rules in late 1993 and early 1994. Pursuant to such agreement, the Company and Mr. Chapman were jointly fined $30,000 and Mr. Chapman was suspended from association with the Company for 10 days. The Company has exceeded all net capital requirements since such alledged violations. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than a specified percentage (currently 120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the Company's brokerage subsidiary that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its operating subsidiary, which in turn, could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

COMPETITION

    The Company encounters intense competition in all aspects of its securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. The Company believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.

    Although the Company may expand the financial services it can offer to its customers, it does not now offer as broad a range of financial services as national stock exchange member firms, commercial banks, insurance companies and others.

YEAR 2000 SOFTWARE ISSUE

    As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate information that employs dates after December 31, 1999. Management is working with its software vendors to prepare the Company for the year 2000. Based on information currently available, management does not anticipate that the Company will incur significant operating expenses or be required to incur material costs to be year 2000 compliant. The Company is, however, still analyzing and modifying its systems and requirements. In addition, the Company has relationships with third parties that have computer systems that may not be year 2000 compliant. To the extent such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations, or business prospects.

PERSONNEL

    At December 31, 1997, the Company had 26 full-time employees, including 14 registered representatives. None of the Company's personnel is covered by a collective bargaining agreement. The Company considers its relationships with its employees to be good.

LEGAL PROCEEDINGS

    Many aspects of the Company's business involve substantial risks of liability, including exposure under federal and state securities laws in connection with the underwriting and distribution of securities. The Company does not presently maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. Additionally, securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or is expected to result in any material liability.

PROPERTIES

    The principal executive offices of the Company are located at The World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 where the Company leases approximately 10,000 square feet of office space. The lease for these premises expires in 2000. The Company leases furniture and equipment from an affiliated entity. See "Certain Transactions."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and executive officers of the Company are as follows:

NAME                                           AGE        PRINCIPAL POSITIONS
---------------------------------------  ---------------  ------------------------------------------------------
Nathan A. Chapman, Jr..................            40     President and Chairman of the Board of Directors
Earl U. Bravo, Sr......................            50     Senior Vice President, Secretary, Assistant
                                                          Treasurer and Director
Lottie H. Shackelford..................            56     Director
Donald V. Watkins......................            49     Director
M. Lynn Ballard........................            55     Treasurer, Assistant Secretary and Controller

    The Board of Directors has designated an Audit Committee of the Board of Directors consisting of two Directors, that will review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent auditors their final report, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. The Board of Directors has also designated a Compensation Committee of the Board of Directors consisting of two Directors, which will review the performance of senior management, recommend appropriate compensation levels and approve the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.

    NATHAN A. CHAPMAN, JR. has been President and Chairman of the Board of Directors of the Company since its inception. Mr. Chapman founded the Company's subsidiary, The Chapman Co., in 1986 and has served as its President and Chairman of the Board of Directors since inception. Prior to founding The Chapman Co., Mr. Chapman was a broker for Alex. Brown and Sons from 1982 to 1987. Mr. Chapman is a Certified Public Accountant, a General Securities Principal, Financial and Operations Principal, Registered Options Principal, and Registered Municipal Principal. Mr. Chapman is a Director of DEM, Inc. and The Chapman Funds, Inc.

    EARL U. BRAVO, SR. has been Senior Vice President, Secretary, Assistant Treasurer and a Director of the Company since its inception. Mr. Bravo has been Chief Operating Officer of The Chapman Co. since 1992 and Secretary and Assistant Treasurer since 1997. Mr. Bravo is a General Securities Principal, Financial and Operations Principal, and Registered Representative. Mr. Bravo holds an MBA from the University of Maryland, College Park.

    LOTTIE H. SHACKELFORD has been a Director of the Company since its inception. Since 1994, Ms. Shackelford has been Executive Vice President of Global USA, a management consulting firm. From 1992 to 1994, Ms. Shackelford worked as an independent political consultant. In 1988 and 1989, Ms. Shackelford was Vice-Chair and Co-Chair, respectively, of the Democratic National Committee. From 1987 to 1989, Ms. Shackelford was Mayor of Little Rock, Arkansas. Ms. Shackelford has graduated from the Harvard University Program for Senior Executives in State and Local Government, the Hendrix College Institute of Politics and the Broadway School of Real Estate and has attended the University of Arkansas at Little Rock School of Law. Ms. Shackelford is a Director of DEM, Inc. and The Chapman Funds, Inc.

    DONALD V. WATKINS has been a director of the Company since its inception. He has been President of Donald V. Watkins, PC, a law firm located in Birmingham, Alabama since 1973. Mr. Watkins holds a J.D. from the University of Alabama Law School.

    M. LYNN BALLARD has been Treasurer, Assistant Secretary and Controller of the Company since its inception. Ms. Ballard has been Controller of The Chapman Co. and Treasurer of CCM since 1988. Ms. Ballard has been Treasurer and Assistant Secretary of The Chapman Co. since 1997.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid by the Company during the fiscal years ended December 31, 1997 and 1996, for all services rendered in all capacities to the Company and its subsidiary, to the Chief Executive Officer and each executive officer of the Company that received salary and bonus of $100,000 or more during the fiscal years ended December 31, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                ANNUAL COMPENSATION
                                                                                               ----------------------
NAME AND PRINCIPAL POSITION                                                           YEAR       SALARY      BONUS
----------------------------------------------------------------------------------  ---------  ----------  ----------
Nathan A. Chapman, Jr.(1).........................................................       1997  $  159,000  $  100,000
  Chief Executive Officer                                                                1996     144,000      --
Earl U. Bravo, Sr.(1).............................................................       1997  $  100,000  $    5,000
  Senior Vice President                                                                  1996     (2)         (2)

------------------------

(1) Includes approximately 50% allocated to CCM and CIA pursuant to certain expense sharing arrangements. See "Certain Transactions."

(2) Annual salary and bonus received by Mr. Bravo in fiscal year ended December 31, 1996 was less than $100,000.

    The Board of Directors of the Company has established the 1998 Chapman Holdings, Inc. Omnibus Stock Plan (the "Plan") to enable the Company to grant equity compensation to the Company's Directors, officers, employees and consultants. The Plan will be administered by the Compensation Committee of the Board of Directors. No securities have been issued pursuant to the Plan as of the date of this Prospectus.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of February 26, 1998, by
(i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock prior to the Offering, (ii) each Director,
(iii) the Chief Executive Officer, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

NAME AND ADDRESS OF                                                      AMOUNT AND NATURE OF    PERCENT OF
  BENEFICIAL OWNER                                                       BENEFICIAL OWNERSHIP       CLASS
-----------------------------------------------------------------------  --------------------  ---------------
Nathan A. Chapman, Jr..................................................     1,828,115 shares        61.9%
  401 E. Pratt Street
  Baltimore, MD 21202
Earl U. Bravo, Sr......................................................         1,900 shares          *
  401 E. Pratt Street
  Baltimore, MD 21202
Donald V. Watkins......................................................         7,000 shares          *
  401 E. Pratt Street
  Baltimore, MD 21202
Lottie H. Shackelford..................................................           -0- shares          *
  401 E. Pratt Street
  Baltimore, MD 21202
All Directors and Executive............................................     1,837,015 shares        62.2%
  Officers as a Group

------------------------

*   Represents less than one percent of the outstanding shares of Common Stock.

                              CERTAIN TRANSACTIONS

    On February 26, 1998, the Company effected the Spin-off pursuant to which the two former wholly-owned subsidiaries of The Chapman Co., CCM and CIA, became wholly-owned subsidiaries of separate holding companies and the stock of such holding companies was distributed to the existing stockholders of the Company. Investors that purchased Shares in the Offering did not receive stock in either holding company.

    CCM is registered with the Commission as an investment adviser and manages funds for institutional investors and individuals on a separate account basis, for a registered closed-end investment company, DEM, Inc., for two registered open-end investment companies, DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., and a private group trust for qualified employee benefit plans. As of December 31, 1997, CCM had approximately $430 million in total assets under management. CIA is a variable annuity provider formed primarily to serve retail clients and its operations have not been significant to date.

    Nathan A. Chapman, Jr., the President and Chairman of the Board of Directors of the Company, is the President and Chairman of the Board of Directors of each of CCM, CIA, DEM, Inc. and The Chapman Funds, Inc. and controlling stockholder of CCM and CIA. Earl U. Bravo, Sr., Senior Vice President, Secretary, Assistant Treasurer and a Director of the Company is Secretary, Assistant Treasurer and a Director of CCM and CIA, Secretary and Assistant Treasurer of The Chapman Funds, Inc. and Vice President, Secretary and Assistant Treasurer of DEM, Inc. M. Lynn Ballard, Treasurer, Assistant Secretary and Controller of the Company is Treasurer, Assistant Secretary and Controller of CCM and CIA and Treasurer and Assistant Secretary of DEM, Inc. and The Chapman Funds, Inc. Lottie H. Shackelford, a Director of the Company is a Director of each of DEM, Inc. and The Chapman Funds, Inc.

    The Company is the underwriter, on a best efforts basis, for the sale of DEM, Inc. common stock. The Company was paid $455,000 and $432,008 in management fees and commissions in the years ended December 31, 1996 and December 31, 1997, respectively.

    The Company is the distributor for The Chapman U.S. Treasury Money Fund pursuant to a distribution agreement between the Company and The Chapman Funds, Inc. Such distribution agreement must be extended annually for one year periods by the board of directors of The Chapman Funds, Inc. or it expires by its terms. Further, such agreement is terminable on 60 days notice and terminates automatically upon assignment. The Company receives no compensation for the distribution of shares of The Chapman U.S. Treasury Money Fund.

    The Company is the distributor for the DEM Equity Fund pursuant to a distribution agreement between the Company and The Chapman Funds, Inc. Such distribution agreement must be extended annually for one year periods by the board of directors of The Chapman Funds, Inc. or it expires by its terms. Further, such agreement is terminable on 60 days notice and terminates automatically upon assignment. The Company receives compensation pursuant to a Rule 12b-1 plan in the amount of 0.50% of the average daily net assets per annum of the Investor Shares of the DEM Equity Fund (the "Investor Shares") for selling and administrative services pertaining to the Investor Shares. Further, the Company receives a front-end load of up to 4.75% of the offering price on the sale of the Investor Shares. The Company receives compensation pursuant to a Rule 12b-1 plan in the amount of 0.25% of the average daily net assets per annum of the Institutional Shares of the DEM Equity Fund (the "Institutional Shares") for selling and administrative services pertaining to the Institutional Shares. The Company recently began providing services pursuant to this agreement and no fees have yet been earned by the Company.

    As of December 31, 1997, CCM owed the Company $771,889 as reflected in a 10 year note executed as of October 31, 1997 in the amount of $763,367 which accrues interest at 6.68% per annum. The note requires annual principal payments equal to 10% of the original principal amount of the note.

    The proceeds of this loan, as reflected by the note, were used by CCM to pay start-up costs in connection with its development of a proprietary investment product. The largest amounts owed to the Company by CCM, including this loan and CCM's allocation of shared overhead as set forth below, were $800,672 and $849,662 during fiscal years ended December 31, 1997 and 1996, respectively.

    As of December 31, 1996, Mr. Chapman executed a promissory note to the Company in the amount of $106,923. The promissory note is payable on demand and carries interest at the prime rate. As of December 31, 1997 and December 31, 1996, the Company had outstanding advances to Mr. Chapman of $164,601 and $106,923, respectively. As of February 11, 1998, with the approval of the independent members of the Board of Directors, Mr. Chapman executed a three-year note in the amount of $176,250 which accrues interest at 5.54% per annum and no payments of principal or interest are required until maturity, to replace the note executed December 31, 1996. The Company's advances to Mr. Chapman were used by Mr. Chapman for personal expenses.

    Mr. Chapman is President and Treasurer and Mr. Bravo is Secretary of Chapman General Partner One, Inc., the general partner of Chapman Limited Partnership I (the "Partnership"). The Company leases furniture and equipment from the Partnership. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 in each of 1997 and 1996 of which $9,846 and $39,384 were payable to the Partnership as of December 31, 1997 and 1996, respectively. Management believes that the terms of these transactions were substantially as favorable to the Company as those available from non-affiliates. The rent expense under the lease agreement has been shared equally between the Company and CCM.

    The Company shares office space, certain employees and other overhead with certain other entities controlled by Mr. Chapman including CCM and CIA. The Company allocates compensation and benefits expense to CCM and CIA based on actual compensation and benefits expense and the estimated percentage of the employee's time spent performing services for each entity. The Company allocates other expenses based on estimated usage. Pursuant to such allocation arrangements, as of December 31, 1997, CCM owed the Company $28,782. The Company treats such outstanding allocation amounts as normal receivables to be paid in the ordinary course of business. The common management and/or ownership among the Company and other entities controlled by Mr. Chapman may involve potential conflicts of interest. See "Risk Factors--Certain Transactions; Relationships with Other Chapman Entities; Conflicts of Interest."

    The Company and Mr. Chapman have entered into a non-exclusive, royalty-free licensing agreement pertaining to the Company's use of the DEM and Domestic Emerging Markets trademarks that are owned by Mr. Chapman.

    All future transactions with affiliates of the Company will be approved by a majority of the Board of Directors, including a majority of the disinterested Directors and the Company intends that such transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20 million shares of Common Stock, par value $0.001 per share.

COMMON STOCK

    As of the date of this Prospectus, there are 2,953,622 shares of Common Stock issued and outstanding, held of record by approximately 350 stockholders. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

MARYLAND LAW AND CERTAIN CHARTER PROVISIONS

    The Charter of the Company provides that the Company shall indemnify its currently acting and its former Directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended (the "MGCL"). If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve or have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its Directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the MGCL as it may be amended from time to time, no Director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a Director or officer, regardless of whether such person is a Director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a Director or officer except (i) to the extent that it is proved that the Director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no trading market for the Common Stock. Although the Common Stock is quoted on the SmallCap Market, there can be no assurance that an active trading market for the Common Stock will develop and, if developed, will continue. The continued quotation of the Common Stock on the SmallCap Market is conditioned upon the Company meeting certain asset, capital and surplus, stock price and public float tests. See "Risk Factors--Risks of Low Priced Stocks."

    The Company has 2,953,622 shares of Common Stock outstanding, of which 1,828,115 are owned by Nathan A. Chapman, Jr. All shares acquired in the Offering, other than shares that were acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, if any, are freely transferable without restriction or further registration under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    As of February 26, 1998, Mr. Chapman beneficially owns 1,828,115 shares of Common Stock or approximately 61.9% of the Company's outstanding Common Stock. Mr. Chapman has agreed not to sell any shares of Common Stock that he owns as of the date of this Prospectus until June 28, 1999. Accordingly, up to 1,125,507 shares of Common Stock or approximately 38.1% of the Company's outstanding Common Stock may be eligible for sale pursuant to Rule 144.

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of: (i) 1% of the then-outstanding shares of Common Stock; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above.

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by The Chapman Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time. The Chapman Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    For a description of certain relationships and transactions between The Chapman Co. and its affiliates and the Company, see "Management," "Certain Transactions" and "Principal Stockholders."

    The Company has been advised by The Chapman Co. that, subject to applicable laws and regulations, The Chapman Co. currently intends to make a market in the Common Stock. However, The Chapman Co. is not obligated to do so and any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Risks of Low Priced Stock."

    The Chapman Co., has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is UMB Bank, N.A.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP.

                                    EXPERTS

    The audited financial statements of the Company included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission in Washington, DC, a registration statement under the Securities Act with respect to the Shares offered by this Prospectus (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, DC 20549. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a website on the Internet that will contain all future reports, proxy and information statements and other information that the Company is required to file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                             CHAPMAN HOLDINGS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Index......................................................................................................        F-1

Report of Independent Public Accountants...................................................................        F-2

Balance Sheet as of December 31, 1997......................................................................        F-3

Statements of Operations for the Years Ended December 31, 1996 and 1997....................................        F-4

Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1996 and 1997...............        F-5

Statements of Cash Flows for the Years Ended December 31, 1996 and 1997....................................        F-6

Notes to Financial Statements..............................................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Chapman Holdings, Inc:

    We have audited the accompanying consolidated balance sheet of Chapman Holdings, Inc. and Subsidiaries (a Maryland corporation) as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chapman Holdings, Inc. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the two years in the period then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN, LLP

Baltimore, Maryland,
February 25, 1998

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

ASSETS:
  Cash and cash equivalents.....................................................  $ 211,342
  Cash deposits with clearing organization......................................     40,116
  Investments, available for sale...............................................    169,306
  Receivables from brokers and dealers..........................................    322,303
  Receivables from discontinued operations......................................    800,672
  Receivables from affiliates...................................................        245
  Advances to officer/employee..................................................    176,051
  Office equipment, net.........................................................     17,343
  Prepaids and other assets.....................................................     81,338
  Net assets from discontinued operations.......................................  1,044,870
                                                                                  ---------
    Total assets................................................................  $2,863,586
                                                                                  ---------
                                                                                  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable and accrued expenses.........................................  $  68,864
  Accrued compensation..........................................................     68,910
  Deferred rent.................................................................     89,048
  Payable to affiliated partnership.............................................      9,846
  Income taxes payable..........................................................    205,837
  Net liabilities from discontinued operations..................................  1,172,387
                                                                                  ---------
    Total liabilities...........................................................  1,614,892
                                                                                  ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 20,000,000 shares authorized, 1,989,235 shares
    issued and outstanding......................................................      1,989
  Additional paid-in capital....................................................  1,091,461
  Retained earnings.............................................................    155,244
                                                                                  ---------
    Total stockholders' equity..................................................  1,248,694
                                                                                  ---------
    Total liabilities and stockholders' equity..................................  $2,863,586
                                                                                  ---------
                                                                                  ---------

The accompanying notes are an integral part of this consolidated balance sheet.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
REVENUE:
  Commissions.........................................................................  $  2,553,098  $  2,612,251
  Underwriting and management fees....................................................       296,757       324,826
  Interest and dividends..............................................................        37,194        54,724
                                                                                        ------------  ------------
    Total revenue.....................................................................     2,887,049     2,991,801
                                                                                        ------------  ------------

EXPENSE:
  Compensation and benefits...........................................................     1,050,193     1,120,753
  Floor brokerage and clearing fees...................................................       238,027       286,505
  Communications......................................................................       164,303       154,364
  Occupancy, equipment rental, and depreciation.......................................       422,598       355,542
  Travel and business development.....................................................       177,793       210,881
  Professional fees...................................................................       154,993       103,431
  Other operating expense.............................................................       162,804       269,797
                                                                                        ------------  ------------
    Total expense.....................................................................     2,370,711     2,501,273
                                                                                        ------------  ------------
    Income from continuing operations before income tax provision.....................       516,338       490,528

INCOME TAX PROVISION..................................................................       166,000       205,000
                                                                                        ------------  ------------
  Income from continuing operations...................................................       350,338       285,528

INCOME FROM DISCONTINUED OPERATIONS, net of
  income taxes of $44,000 and $40,000, respectively...................................        54,643        51,459
                                                                                        ------------  ------------
    Net income........................................................................  $    404,981  $    336,987
                                                                                        ------------  ------------
                                                                                        ------------  ------------

BASIC EARNINGS PER SHARE DATA:
  Income from continuing operations...................................................  $       0.17  $       0.14
  Income from discontinued operations.................................................          0.03          0.03
                                                                                        ------------  ------------
    Net income........................................................................  $       0.20  $       0.17
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Weighted average shares outstanding.................................................     1,994,780     2,001,914
                                                                                        ------------  ------------
                                                                                        ------------  ------------

DILUTED EARNINGS PER SHARE DATA:
  Income from continuing operations...................................................  $       0.16  $    --
  Income from discontinued operations.................................................          0.02       --
                                                                                        ------------  ------------
    Net income........................................................................  $       0.18  $    --
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Weighted average shares outstanding.................................................     2,191,374       --
                                                                                        ------------  ------------
                                                                                        ------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                          RETAINED
                                                                           ADDITIONAL     EARNINGS        TOTAL
                                                               COMMON       PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                                                STOCK       CAPITAL       DEFICIT)        EQUITY
                                                             -----------  ------------  -------------  ------------
BALANCE, December 31, 1995.................................   $   2,005   $  1,540,445   $  (586,724)   $  955,726
  Net income...............................................      --            --            404,981       404,981
  Purchase of 59,750 shares of stock.......................         (60)      (231,440)      --           (231,500)
                                                             -----------  ------------  -------------  ------------
BALANCE, December 31, 1996.................................       1,945      1,309,005      (181,743)    1,129,207
  Net income...............................................      --            --            336,987       336,987
  Purchase of 152,250 shares of stock......................        (152)      (217,348)      --           (217,500)
  Issuance of 196,594 shares of stock in exchange for a
    stock warrant..........................................         196           (196)      --             --
                                                             -----------  ------------  -------------  ------------
BALANCE, December 31, 1997.................................   $   1,989   $  1,091,461   $   155,244    $1,248,694
                                                             -----------  ------------  -------------  ------------
                                                             -----------  ------------  -------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                             1996         1997
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................................  $   404,981  $   336,987
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Effect from changes in assets and liabilities-
      Receivables from brokers and dealers..............................................       12,808     (228,743)
      Deposits with clearing organization...............................................      --            (5,116)
      Receivables from affiliates.......................................................         (165)         (45)
      Receivables from discontinued operations..........................................     (338,354)    (118,029)
      Advances to officer/employee......................................................      (19,656)     (66,378)
      Prepaids and other assets.........................................................       17,713      (24,330)
      Net assets from discontinued operations...........................................     (790,668)     112,586
      Payable to clearing organization..................................................      (11,261)     --
      Accounts payable and accrued expenses.............................................       (5,334)     (24,104)
      Accrued compensation..............................................................       24,524       (7,461)
      Payable to affiliated partnership.................................................       19,692      (49,230)
      Income taxes payable..............................................................      140,341       55,496
      Net liabilities from discontinued operations......................................      788,286      (28,958)
                                                                                          -----------  -----------
        Net cash provided by (used in) operating activities.............................      242,907      (47,325)
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of office equipment..........................................................       (2,150)      (9,785)
  Investment in affiliate...............................................................        3,000      --
  Purchase of investments...............................................................     (147,500)     (11,806)
                                                                                          -----------  -----------
        Net cash used in investing activities...........................................     (146,650)     (21,591)
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of stock.....................................................................     (231,500)    (217,500)
                                                                                          -----------  -----------
        Net cash used in financing activities...........................................     (231,500)    (217,500)
                                                                                          -----------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............................................     (135,243)    (286,416)
CASH AND CASH EQUIVALENTS, beginning of year............................................      633,001      497,758
                                                                                          -----------  -----------
CASH AND CASH EQUIVALENTS, end of year..................................................  $   497,758  $   211,342
                                                                                          -----------  -----------
                                                                                          -----------  -----------

 The accompanying notes are an integral part of these consolidated statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Chapman Holdings, Inc. (the "Company") provides securities brokerage and investment banking services. The Company, during December 1997, became the parent of a wholly-owned subsidiary, The Chapman Co. ("Chapman") and its two subsidiaries, Chapman Capital Management, Inc. ("CCM") and Chapman Insurance Agency, Incorporated ("CIA") pursuant to the merger of a newly formed wholly-owned subsidiary of the Company into Chapman. CCM and CIA will be spun off from Chapman as part of a planned initial public offering ("IPO"), with Chapman being the remaining subsidiary. The IPO will be on a best efforts basis conditioned upon the sale of a minimum of 850,000 shares of common stock and a maximum of 1,000,000 shares of common stock. The proceeds of the IPO will be used to expand the Company's regulatory capacity to participate in corporate and public finance transactions, for working capital to support the planned growth of its business and other general corporate purposes.

    The Company's operations are subject to certain risks, including the Company's recently launched new strategic initiative it calls "Domestic Emerging Markets," and the unproven nature of this strategy and its dependence on key personnel.

    The Company allocates compensation, benefits and other costs to CCM and CIA on a proportional allocation cost method which management believes is reasonable. Compensation and benefits are allocated based on management's estimate of the percentage of time employees spend performing services for CCM and CIA. Other costs, consisting of communications, occupancy and administrative support, are allocated based on estimated usage by CCM and CIA.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. All significant intercompany balances have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are primarily invested in money market funds.

INVESTMENTS

    Investments as of December 31, 1997, consist primarily of certificates of deposit in which cost approximates market. All investments are classified as available for sale.

FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
EARNINGS PER SHARE

    As of December 31, 1997, the Company adopted the Statement of Financial Accounting Standards Statement No. 128, "Earnings Per Share" (SFAS No. 128). Under SFAS No. 128, a company must disclose basic earnings per share (the principal difference being that common stock equivalence would not be considered in the compilation of basic earnings per share) and diluted earnings per share. The Company adopted this pronouncement which required restatement of all prior periods presented.

    Earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period the calculation is made. Common equivalent shares consist of shares issuable upon the exercise of stock warrants, using the treasury stock method and the estimated IPO price of $8.00 per share. During 1997, the warrant outstanding was exchanged for shares of stock of Chapman Holdings, Inc. The weighted average shares outstanding is calculated as follows:

                                                                          FOR THE YEARS
                                                                        ENDED DECEMBER 31,
                                                                      ----------------------
                                                                         1996        1997
                                                                      ----------  ----------
Weighted average common shares outstanding..........................   1,994,780   2,001,914
Dilutive effect of warrants outstanding.............................     196,594      --
                                                                      ----------  ----------
                                                                       2,191,374   2,001,914
                                                                      ----------  ----------
                                                                      ----------  ----------

NEW ACCOUNTING STANDARD

    During 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which becomes effective during the Company's 1998 fiscal year. Under SFAS No. 131, a company must disclose certain information about the operating segments in the consolidated financial statements of the company and information about their products and services, the geographic areas in which they operate, and their major customers. The Company is still reviewing the effect of adopting this pronouncement and does not expect the adoption of this pronouncement to have a material effect on its financial statement presentation.

COMMISSION REVENUES

    The Company records commission revenues and related expenses on a trade date basis.

UNDERWRITING AND MANAGEMENT FEES

    The Company records underwriting and management fee revenues and the related expenses on a trade date basis.

VOLATILITY OF BUSINESS

    The Company's revenues and operating results may fluctuate from month to month, quarter to quarter and year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the level of institutional and retail brokerage transactions, variations in

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) expenditures for personnel, litigation expenses and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's operating results. As a result, the Company could experience losses if demand for the above transactions declines faster than the Company's ability to change its cost structure.

OFFICE EQUIPMENT

    Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 1997, accumulated depreciation was $14,502.

TRANSACTIONS WITH CLEARING ORGANIZATION

    The Company is required to have cash on deposit with its clearing agent for general trading purposes. In addition, receivables from and payables to the clearing organization arise from cash settlements on ordinary trading activity and clearing expenses.

INCOME TAXES

    The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company and its subsidiaries files consolidated Federal tax returns on a cash basis.

CCM ACQUISITION

    In December 1996, CCM started DEM-MET, a tax-exempt pooled interest trust for qualified employee benefit plans. As part of the start-up of this trust, CCM entered into a noncompete agreement for $300,000 and paid $640,000 in cost related to starting the trust. These amounts, net of accumulated amortization, are included in net assets from discontinued operations in the accompanying consolidated balance sheets.

2. SPIN OFF OF OPERATIONS:

    On December 29, 1997, the Company, a newly formed Maryland corporation, effected a tax-free holding company reorganization pursuant to which Chapman became a wholly-owned direct subsidiary of the Company. On or before the closing of a sale of the minimum number of shares to be sold in the IPO, the Company intends to effect a tax-free spin-off transaction in which Chapman's two wholly-owned subsidiaries, CCM and CIA, will become separate stand-alone corporations, and the stock of such companies will be distributed to the existing stockholders of the Company. The financial position and results of operations of CCM and CIA are reflected on the accompanying consolidated balance sheets and consolidated statements of operations as net assets and net liabilities from discontinued operations and income from discontinued operations, respectively.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

2. SPIN OFF OF OPERATIONS: (CONTINUED)
    Assets and liabilities as of December 31, 1997, of the operations to be spun off are listed below:

                                                                                      1997
                                                                                  ------------
Cash and cash equivalents.......................................................  $      8,712
Management and underwriting receivables.........................................       253,002
Related party receivables.......................................................        67,089
Office equipment, net...........................................................         5,204
Prepaids and other assets, net..................................................       710,863
                                                                                  ------------
                                                                                  $  1,044,870
                                                                                  ------------
                                                                                  ------------
Accounts payable and accrued expenses...........................................  $    130,189
Due to officer..................................................................        60,000
Due to affiliate................................................................        31,526
Due to parent company...........................................................       800,672
Non-compete agreement payable...................................................       150,000
                                                                                  ------------
                                                                                  $  1,172,387
                                                                                  ------------
                                                                                  ------------

3. CAPITAL STOCK:

    The common stock activity included in the accompanying consolidated financial statements has been restated to reflect the one-for-five share exchange of stock related to the merger of Chapman into the Company. As such, all share data related to Chapman prior to the merger has been restated at the Company's stock conversion amounts.

4. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into an operating lease agreement for office facilities which expires on October 15, 2000. Rent expense under this agreement was $209,052 in 1996 and 1997. The aggregate minimum future annual rental for the following fiscal years ending December 31 is as follows:

1998..............................................  $ 219,954
1999..............................................    252,660
2000..............................................    200,022

    In addition, a proportionate share of real estate taxes and building expenses in excess of base year amounts are charged to the Company. This lease agreement includes scheduled rent increases which are recognized on a straight-line basis. As of December 31, 1997, the Company recorded $89,048 in deferred rent relating to this straight-line basis of rent expense recognition.

    The Company leases furniture and equipment from the Chapman Limited Partnership I (the Partnership), an entity in which certain officers and stockholders of the Company are partners. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 in 1996 and 1997, of which $9,846 is payable to the Partnership as of December 31, 1997.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

4. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company clears all transactions for its brokerage customers through its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. As of December 31, 1997, the Company has approximately $1.7 million of margin credit outstanding to its customers through its clearing agent.

    Securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or which management believes will result in any material liability.

5. INCOME TAXES:

    As of December 31, 1997, there was a deferred tax liability of approximately $140,000 related to the Company being on the cash basis of accounting for income tax purposes. For the year ended December 31, 1996, the tax provision of $259,000 is net of a reduction in the valuation reserve of $49,000 as a result of utilization of a net operating loss which was applied against the provision for continuing operations because the net operating loss was generated from continuing operations.

    A reconciliation of the statutory income taxes to the recorded income tax provision for the years ended December 31, 1996 and 1997, are as follows:

                                                                           1996        1997
                                                                        ----------  ----------
Statutory tax (at 34% rate)...........................................  $  209,000  $  197,900
Effect of state income taxes..........................................      34,500      26,900
Effect of permanent book to tax differences...........................      15,500      20,200
Reduction in valuation reserve........................................     (49,000)     --
                                                                        ----------  ----------
Income tax provision..................................................  $  210,000  $  245,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    The components of the income tax provision for the years ended December 31, 1996 and 1997, are as follows:

                                                                           1996        1997
                                                                        ----------  ----------
Current...............................................................  $  183,000  $   97,000
Deferred..............................................................      32,000     108,000
Discontinued operations...............................................      44,000      40,000
Reduction in valuation service........................................     (49,000)     --
                                                                        ----------  ----------
Income tax provision..................................................  $  210,000  $  245,000
                                                                        ----------  ----------
                                                                        ----------  ----------

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

6. REGULATORY REQUIREMENTS:

    Pursuant to the requirements of the Securities and Exchange Commission's
(SEC) Uniform Net Capital Rule (Rule 15c3-1), the Company is required to maintain net capital, as defined, of not less than $100,000 as of December 31, 1997, and a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 1997, the Company had excess net capital of $169,509 and a ratio of aggregate indebtedness to net capital of .9 to 1.

    The Company is subject to compliance with various SEC and National Association of Securities Dealers, Inc. (NASD) regulations. Also, the NASD periodically reviews the Company's records and procedures for compliance with its requirements. Any acts of noncompliance may subject the Company to fines and other punitive remedies and may significantly effect the Company's ability to operate.

7. STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE:

    Supplemental cash flow disclosure for the years ended December 31, 1996 and 1997, were as follows:

                                                                           1996        1997
                                                                         ---------  ----------
Cash paid-Interest.....................................................  $  86,616  $    9,341
Income taxes...........................................................      5,000     182,232

8. EMPLOYEE SAVINGS PLAN:

    The Company's Retirement Savings Plan, a 401(k) plan, provides participants a mechanism for making contributions for retirement savings. Each participant may make pre-tax and after-tax contributions based upon eligible compensation. The Company may make discretionary contributions based on the participants' compensation for the plan year. The Company elected not to contribute to the plan for the years ended December 31, 1996 and 1997.

9. RELATED PARTY TRANSACTIONS:

    The Company served as the underwriter for DEM, Inc. (DEM), a registered non-diversified closed-ended management investment company. CCM provides investment advisory and administrative services to DEM under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. In 1995, the Company and CCM owned a total of 6,867 shares of DEM-TM-'s stock, with a cost basis of $103,005, which approximated market. In 1996, CCM purchased 196,333 additional shares of DEM-TM-stock and sold the shares recognizing a loss of $108,483. The Company accounted for the DEM-TM- stock at market value.

    Listed below are fees and commissions earned from DEM.

                                                                            FOR THE YEARS
                                                                          ENDED DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Included in continuing operations.....................................  $  455,000  $  432,008
Included in discontinued operations...................................      53,041     138,614
                                                                        ----------  ----------
                                                                        $  508,041  $  570,622
                                                                        ----------  ----------
                                                                        ----------  ----------

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

9. RELATED PARTY TRANSACTIONS: (CONTINUED)
    CCM provides investment advisory and administrative services to The Chapman Funds, Inc. (the Funds), an affiliated group of mutual funds, under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. The agreement also provides that expense reimbursements be made to the Funds for specified expenses.

    As of December 31, 1997, the Company had outstanding advances to its majority stockholder and other employees of $207,578, of which $31,527 is included in discontinued operations.

10. SUBSEQUENT EVENT:

    On February 11, 1998, the Company declared a dividend to the stockholders of the Company, the stock of CCM and CIA. The distribution of the dividend will be to stockholders of record on February 15, 1998, and will be prior to the closing of the minimum shares sold from the IPO. As of February 25, 1998, the Company had sold the minimum number of shares of the IPO and plan to close on the transaction in the near future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          6
Use of Proceeds.................................         13
Capitalization..................................         15
Dividend Policy.................................         15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         16
Business........................................         20
Management......................................         26
Principal Stockholders..........................         28
Certain Transactions............................         29
Description of Capital Stock....................         31
Shares Eligible for Future Sale.................         32
Plan of Distribution............................         32
Transfer Agent and Registrar....................         34
Legal Matters...................................         34
Experts.........................................         34
Additional Information..........................         34
Index to Financial Statements...................        F-1

                            ------------------------

                                     [LOGO]
                             CHAPMAN HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                THE CHAPMAN CO.

                                     , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Company's
Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

    MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall (a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and
(iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

    The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    The Company's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company estimates that expenses payable by it in connection with the offering described in the Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

Printing and engraving expenses....................................  $  10,000
Accounting fees and expenses.......................................      2,000
Legal fees and expenses (including Blue Sky).......................      2,000
Miscellaneous......................................................      5,000
                                                                     ---------
    Total..........................................................  $  19,000
                                                                     ---------
                                                                     ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the following securities were issued by the Company without registration under the Securities Act:

    On December 12, 1997, in connection with the organization of the Company, the Company issued one share of Common Stock, to Nathan A. Chapman, Jr. for an aggregate price of $8.00. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

    On December 22, 1997, the Company issued 196,594 shares of Common Stock to Mr. Chapman in consideration for which Mr. Chapman contributed a warrant for 1,048,500 shares of The Chapman Co., currently the Company's wholly-owned subsidiary, then exercisable at a price of $0.10 per share. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

    On December 29, 1997, the Company issued 1,792,640 shares of Common Stock to 19 former stockholders of The Chapman Co. in a statutory merger pursuant to a vote of the security holders of The Chapman Co. Specifically, a wholly-owned subsidiary of the Company was organized and merged into The Chapman Co. with The Chapman Co. surviving the merger as a wholly-owned subsidiary of the Company. All shares of Common Stock, Preferred Stock and Preferred Stock--Series B of The Chapman Co. that were outstanding prior to the merger automatically converted at the effective time of the merger into shares of Common Stock of the Company. This transaction was exempt from registration under the Securities Act under
Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed as part of the Registration Statement:

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       3.1     Articles of Incorporation of the Company.(2)

       3.2     By-laws of the Company.(2)

       4       Form of Common Stock Certificate.(2)

       5       Opinion of Venable, Baetjer and Howard, LLP.(1)

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.1     $106,922.68 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated December 31,
               1996.(2)

      10.2     Chapman Holdings, Inc. 1998 Omnibus Stock Plan.(2)

      10.3     Fully Disclosed Clearing Agreement between RPR Clearing Services and The Chapman Co. dated April 1,
               1993, as amended June 16, 1993 and February 4, 1997.(2)

      10.4     Placement Agency Agreement between DEM, Inc. and The Chapman Co. dated May 30, 1997.(2)

      10.5     Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of The Chapman
               U.S. Treasury Money Fund and The Chapman Institutional Cash Management Fund dated April 30, 1997.(2)

      10.6     Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM
               Equity Fund dated October 28, 1997.(2)

      10.7     Equipment Lease Agreement between The Chapman Co. and Chapman Limited Partnership I dated October 1,
               1993.(2)

      10.8     Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24, 1997.(2)

      10.9     Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24, 1997.(2)

      10.10    License Agreement between The Chapman Co. and Nathan A. Chapman, Jr dated December 26, 1997.(2)

      10.11    $763,367 Promissory Note to The Chapman, Co. from Chapman Capital Management dated as of October 31,
               1997.(3)

      10.12    Lock-up Agreement between the Company and Nathan A. Chapman, Jr. dated December 28, 1997.(3)

      10.13    $176,250 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated February 11, 1998.(3)

      21       Subsidiaries of the Company.(2)

      23.1     Consent of Arthur Andersen, LLP.(1)

      23.2     Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5).

      24       Power of Attorney.(1)

      27       Financial Data Schedule.(1)

------------------------

(1) Filed herewith.

(2) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No: 333-43487) as filed with the Securities and Exchange Commission on December 30, 1997.

(3) Incorporated by reference to Pre-Effective Amendment 1 to the Company's Registration Statement on Form SB-2 (File No. 333-43487) as filed with the Securities and Exchange Commission on February 17, 1998.

ITEM 28. UNDERTAKINGS.

    (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned Company hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on March 20, 1998.

                                CHAPMAN HOLDINGS, INC.

                                By:          /s/ NATHAN A. CHAPMAN, JR.
                                     -----------------------------------------
                                               Nathan A. Chapman, Jr.
                                                     PRESIDENT

    Pursuant to the requirements of the Act, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ NATHAN A. CHAPMAN, JR.    President and Director
------------------------------    (Principal Executive        March 20, 1998
    Nathan A. Chapman, Jr.        Officer)

                                Treasurer and Controller
     /s/ M. LYNN BALLARD          (Principal Financial
------------------------------    Officer and Principal       March 20, 1998
       M. Lynn Ballard            Accounting Officer)

The Entire Board of Directors

  Nathan A. Chapman, Jr.
  Donald V. Watkins
  Earl U. Bravo
  Lottie Shackelford

By:    /s/ NATHAN A. CHAPMAN,
                 JR.
      -------------------------                                March 20, 1998
       Nathan A. Chapman, Jr.
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION                                          PAGE NO.
-------------  -----------------------------------------------------------------------------------------  ----------

       5.      Opinion of Venable, Baetjer and Howard, LLP

      23.      Consent of Arthur Andersen, LLP.

      24.      Power of Attorney

      27.      Financial Data Schedule

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